UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  May 24, 2012

EL PASO CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-14365	45-3953911
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building

1001 Louisiana Street

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On May 24, 2012, EP Energy Holding Company and EP Production International Cayman Company (collectively, the “Sellers”), each an indirect wholly-owned subsidiary of El Paso Corporation (“El Paso”), completed the sale to Everest Acquisition LLC, a limited liability company affiliated with Apollo Global Management. L.L.C., Riverstone Holdings LLC, Access Industries, Inc. and other investors (collectively, the “Purchaser”), of all of the equity interests (the “EP Energy Sale”) of EP Energy, L.L.C., El Paso E&P S. Alamein Cayman Company, and El Paso Brazil, L.L.C. (collectively, the “Companies”) pursuant to the previously disclosed Purchase and Sale Agreement, dated February 24, 2012 (the “Purchase and Sale Agreement”).  This transaction constituted the sale of all of El Paso’s exploration and production assets.

Under the terms of the Purchase and Sale Agreement, the Purchaser paid to Sellers approximately $7.2 billion in cash, subject to certain post-closing adjustments.  The sale of El Paso’s exploration and production assets is contemplated by the Agreement and Plan of Merger (the “Kinder Morgan Merger Agreement”), dated as of October 16, 2011, by and among El Paso LLC and Kinder Morgan, Inc. (“Kinder Morgan”) and certain of their respective subsidiaries.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the EP Energy Sale, Francis C. Olmsted, III resigned as Vice President and Controller of El Paso and Brent J. Smolik resigned as Executive Vice President of El Paso effective as of closing of the transactions under the Purchase and Sale Agreement.

Item 9.01. Financial Statements and Exhibits.

(b)   ProForma Financial Information:

Unaudited Pro Forma Financial Statements

(d)   Exhibits.

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

	By:	/s/ Robert W. Baker
Robert W. Baker
Executive Vice President and General Counsel

Dated: May 24, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Information